Exhibit 10.8

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT (this “Agreement”) dated as of July 3, 2007 (the “Effective Date”) by and among Nascent Wine Company, Inc., a Nevada corporation (the “Company”), Sandro Piancone, Piancone Family Trust Sandro and Kimberly Piancone Trustees, and Victor Petrone (each, a “Principal Stockholder” and, collectively, the “Principal Stockholders”), and each of the investors set forth on the signature pages hereto (each, an “Investor” and collectively, the “Investors”).

RECITALS:

WHEREAS, pursuant to the Series A Convertible Preferred Stock Purchase Agreement dated of even date herewith among the Company and the Investors (the “Purchase Agreement”), the Investors have agreed to purchase from the Company, and the Company has agreed to issue and sell to the Investors, the Series A Preferred Stock (as defined below), subject to the terms and conditions of the Purchase Agreement; and

WHEREAS, as of the Effective Date, each of the Stockholders owns the number of shares of Common Stock and Series A Preferred Stock specified with respect to such Stockholder on Schedule I attached hereto, and such shares as of the Effective Date, represent in the aggregate [     ]% of the shares of Common Stock and all of the shares of the Series A Preferred Stock of the Company as specified with respect to such Stockholder on Schedule I; and

WHEREAS, the parties hereto desire to set forth their mutual agreements and understandings with respect to, among other things, certain of their respective rights, duties and obligations and certain transactions and arrangements in respect of the Company, the Capital Stock (as defined below) of the Company and related matters.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1          Defined Terms and Interpretation.  (a)  Capitalized terms used herein without definition have the meanings ascribed to such terms in the Purchase Agreement.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Agreement” means this Stockholders Agreement, together with Schedule I hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof from time to time.

“Capital Stock” means any and all shares, interests, participation or other equivalents (however designated) of capital stock of the Company, any and all equivalent ownership interests in a Person (other than a corporation) and any and all rights, warrants, securities (including, without limitation, convertible debt securities) or options to purchase any of the foregoing.

“Cause” means, with respect to any Investor Designee or Replacement Investor Designee, as applicable, (i) any act of breach of such individual’s fiduciary duty against the Company by such individual which under applicable law constitutes a violation of his legal obligation to the Company or which creates a material legal liability for the Company; (ii) if such individual is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud or a felony under federal or applicable state law; or (iii) if such individual commits any act of personal conduct that results in any member of the Company’s Board of Directors suffering liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees.

“Equity Issuance” means the issuance by the Company or any of its subsidiaries of any of its Capital Stock, other than (a) any Capital Stock issued pursuant to any stock option, stock grant, stock purchase, stock bonus or similar plans which have been approved by the Company’s Board of Directors, including the consent of the majority of the Investor Designees, (b) any Capital Stock issuable upon conversion, exercise or exchange of securities then outstanding, (c) any Capital Stock issuable to customers, vendors or other Persons in similar commercial situations with the Company or any of its subsidiaries in connection with corporate partnering agreements or other significant commercial transactions approved by the Board of Directors of the Company or such subsidiary, (d) any securities issuable solely in consideration for the acquisition (by merger, consolidation, purchase or otherwise) by the Company or any of its subsidiaries of all or substantially all of the stock or assets of any other entity or business segment of any other entity, (e) any securities issued by a subsidiary to its parent, and (f) shares of Series A Preferred Stock issued to the Investors pursuant to any subsequent Closings under the Purchase Agreement.

“Fiscal Year” means the twelve consecutive calendar months ending on December 31 of any year.

“Governmental Authority” means any nation or government, any state or any political subdivision thereof or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any other regulatory authority.

“Investor Designees” has the meaning set forth in Section 2.1.

“Involuntary Transfer” means a Transfer or proposed Transfer by a Stockholder by operation of law or by reason of death.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other legal entity.

“Replacement Investor Designee” has the meaning set forth in Section 2.1.

“Requirement of Law” means as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, treaty, rule or regulation, order or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property, or to which such Person or any of its property is subject.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $.001 per share and stated value $[          ] per share, having the rights, preferences and privileges as set forth in the Certificate of Designation.

“Stockholder” means each of the following Persons: (i) each Principal Stockholder, (ii) each Investor and (iii) each other Person that becomes a party to this Agreement from time to time pursuant to Section 3.1(b) hereof.

“Transfer” means, with respect to any Capital Stock, (a) any issuance, sale, assignment or transfer of such Capital Stock or any right or interest therein; (b) any pledge or hypothecation of such Capital Stock or any interest therein; (c) any grant, sale or other transfer of securities convertible or exercisable into or exchangeable for or other options, warrants or rights to acquire such Capital Stock or any interest therein; and (d) any other direct or indirect transfer of such Capital Stock or any interest therein, in each case, whether voluntary, involuntary, by operation of law or otherwise.

(b)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and schedule references are to this Agreement unless otherwise specified.

(c)           The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.

ARTICLE II

VOTING RIGHTS; BOARD OF DIRECTORS AND RELATED MATTERS

2.1          Investor Board Designees.  At the Effective Date and for so long as the Investors hold shares of Series A Preferred Stock, the Investors shall have the right to designate two (2) individuals (the “Investor Designees”) to serve as members of the Company’s Board of Directors, which initial Investor Designees shall be appointed by the Company no later than 30 days following the Effective Date; provided, however, in no event shall the number of Investor Designees be proportionately less than the Investors’ aggregate equity interest of the Company (for purposes of making any determination or calculation pursuant to this Section 2.1, but for such purposes only, as of any date of determination or calculation, all of the Capital Stock of the Company that is then convertible or exercisable into or exchangeable for Common Stock shall be deemed to have been so converted, exercised or exchanged in full as of such date of determination or calculation) provided, further, that, notwithstanding the foregoing clause, in no event shall the Investors have the right to designate less than two (2) Investor Designees.  During such Investor Designee’s term thereof, each Investor Designee shall have the right to attend, observe, and vote at, all annual and special meetings of the Board of Directors.  The Company agrees to use its best efforts to cause each of the Investor Designees to be nominated by the Board of Directors of the Company for election to such Board by the Company stockholders promptly following the date the Investors notify the Company of their desire to appoint the Investor Designees.  In the event an Investor Designee ceases to be a member of the Company’s Board of Directors for any reason, the individual designated by a majority-in-interest of the Investors as a replacement (the “Replacement Investor Designee”) shall be elected to the Company’s Board of Directors by the remaining members of such Board and the Company shall use its best efforts to cause such Replacement Investor Designee to be nominated by the Board of Directors of the Company for election to such Board by the Company’s stockholders at the time and in the manner proper for such nomination and election.  Subject to the terms of this Section 2.1, a majority-in-interest of the Investors shall retain the right to designate two (2) directors pursuant to this Section 2.1.  In lieu of selecting the board designees, a majority-in-interest of the Investors may, in their sole discretion, select up to two (2) individuals to act as observers at the meetings of the Company’s Board of Directors.  The Investors’ board designees (be it an Investor Designee or Replacement Investor Designee) may not be removed or replaced without the prior written consent of a majority-in-interest of the Investors, except for any removal of such individual for Cause.  The Company shall also use its best efforts to cause its Board of Directors to take all necessary and appropriate action to effect promptly the election of the Investor Designees and/or any Replacement Investor Designee pursuant to the terms of this Section 2.1.  The Principal Stockholders agree to vote their shares of Capital Stock to elect the Investor Designees or any Replacement Investor Designee.

2.2          Reimbursement of Expenses.  The Company shall promptly reimburse the reasonable expenses (including travel expenses) of the Investor Designees and any such replacement elected to the Board of Directors of the Company pursuant to Section 2.1 hereof related to attending meetings of (i) the Board of Directors of the Company and (ii) any committee of the Board of Directors of the Company, each of the foregoing in accordance with the policy of the Company as in effect from time to time.

ARTICLE III

AGREEMENTS RELATING TO THE CAPITAL STOCK
     OF THE COMPANY AND OTHER MATTERS

3.1                               Transfer of Capital Stock.

(a)           Each Stockholder agrees with the Company and with each other Stockholder that he or it will not, directly or indirectly, Transfer any Capital Stock of the Company, any stock certificates representing the same or any voting trust certificate issued with respect to said Capital Stock, now or hereafter at any time owned by him or it, except as may be specifically permitted pursuant to this Agreement and applicable law; provided that, subject to Section 3.1(b) hereof, a Stockholder may Transfer any shares of Capital Stock held by him or it to (each such Transfer, an “Excluded Transfer”):

(i)                                   an immediate family member (parent, sibling, spouse, child, niece, nephew, first cousin or grandchild);

(ii)                                  a trust, for estate planning purposes, whose sole beneficiaries are immediate family members of such Stockholder;

(iii)                               an Affiliate;

(iv)                              the Company;

(v)                                 to a Person in connection with the exchange of all of the then-outstanding Capital Stock of the Company to such Person in an Approved Transfer (as defined in Section 3.4(a) hereof), subject to Section 3.4 hereof; or

(vi)                              pursuant to an Involuntary Transfer.

(b)           (i)            Notwithstanding anything contained herein to the contrary, any Transfer of Capital Stock of the Company by a Stockholder pursuant to an Excluded Transfer (other than an Excluded Transfer under Section 3.1(a)(iv), (v) or (vi) hereof) shall not relieve the Stockholder of his obligations hereunder and (other than an Excluded Transfer under Section 3.1(a)(iv) or (v) hereof) shall only be valid if the Person to whom such Capital Stock is Transferred, prior to the Transfer, agrees in writing to be bound by the terms of this Agreement as and to the same extent that the Stockholder was bound by this Agreement immediately prior to such Transfer.  Each such Transferee shall be entitled to all the rights under this Agreement to which the Stockholder was entitled immediately prior to such Transfer.  Any purported Transfer without obtaining this agreement by the Transferee shall be deemed void and of no further effect and shall be governed by the provisions of paragraph (ii) below.  Any Transfer of Capital Stock of the Company by a Stockholder pursuant to an Excluded Transfer under Section 3(a)(iv) or (v) hereof shall result in such Capital Stock no longer being subject to this Agreement and the Transferee of such Capital Stock shall not be bound by this Agreement by reason of such Transfer.

(ii)           In the event a Transfer of any Capital Stock by any Stockholder has taken place or remains in place in violation of the provisions of this Article III, such Transfer shall be void and of no effect, and no dividend of any kind whatsoever nor any distribution pursuant to liquidation or otherwise shall be paid by the Company or the Stockholder to the Transferee in respect of such Capital Stock (all such dividends and distributions being deemed waived), and any voting rights of such Capital Stock on any matter whatsoever shall remain vested in the Transferor.

(c)           Notwithstanding anything contained herein to the contrary, at any time after one (1) year following the Effective Date, a Principal Stockholder may Transfer Capital Stock of the Company owned by him provided that the amount of Capital Stock transferred by such Principal Stockholder does not exceed the amount of Capital Stock permitted to be Transferred by an affiliate of the Company under Rule 144 of the Securities Act.

(d)           The provisions of this Section 3.1 shall be in addition to, and shall not in any way limit the application of, any other provision of this Agreement.

3.2                               Right of First Refusal.

(a)           If, at any time any Principal Stockholder proposes to Transfer any Capital Stock to one or more Persons (the “Purchasers”), other than pursuant to an Excluded Transfer in compliance with Section 3.1 hereof (the transferring party or parties are collectively, if applicable, referred to herein as the “Transferring Party”), then the Transferring Party shall provide not less than 40 days written notice to the Company and each of the other Stockholders (the “Section 3.2 Transfer Notice”) of its intent to do so.  The Section 3.2 Transfer Notice shall set forth: (i) the number and type of shares of Capital Stock proposed to be Transferred by the Transferring Party; (ii) the names and addresses of the Purchasers; (iii) the proposed amount and type of consideration payable therefor and the terms and conditions of payment; and (iv) that the Purchasers have been informed of the rights provided for in this Section 3.2.

(b)           For a period of 15 business days following receipt of any Section 3.2 Transfer Notice described in Section 3.2(a), the Investors shall have the right to purchase such Investor’s share (as determined pursuant to Section 3.2(e) hereof) of the shares of Capital Stock subject to such Section 3.2 Transfer Notice on the same terms and conditions as set forth therein.  The Investors’ purchase rights shall be exercised or declined by written notice delivered to the Transferring Party, the Company and the other Stockholders within such 15 day period specifying the number of shares of Capital Stock to be purchased by such Investors, if any.

(c)           In the event that the Investors do not elect to purchase all of the shares of Capital Stock available pursuant to its rights under Section 3.2(b) within the 15 day period set forth therein, the Company shall have the right, exercisable upon written notice to the Transferring Party and the other Stockholders within 15 days after the receipt of the Investors’ notice under Section 3.2(b), to purchase all or a portion of the shares of Capital Stock subject to such Section 3.2 Transfer Notice on the same terms and conditions as set forth therein.  The Company’s purchase rights shall be exercised or declined by written notice delivered to the Transferring Party and the other Stockholders within such 15 day period specifying the number of shares of Capital Stock to be purchased by the Company, if any.

(d)           In the event that the Company does not elect to purchase all of the shares of Capital Stock available pursuant to its rights under Section 3.2(c) within the 15 day period set forth therein, each Principal Stockholder shall have the right, exercisable upon written notice to the Transferring Party, the Company and the other Stockholders within 15 days after the receipt of the Company’s notice under Section 3.2(c) to purchase such Principal Stockholder’s share (as determined pursuant to Section 3.2(e) hereof) of the shares of Capital Stock subject to the Section 3.2 Transfer Notice that were not elected to be purchased by the Investors pursuant to Section 3.2(b) or the Company pursuant to Section 3.2(c) on the same terms and conditions as set forth in the Section 3.2 Transfer Notice.  Such notice from a Principal Stockholder shall specify the number of shares of Capital Stock to be purchased by such Principal Stockholder.

(e)           The shares of Capital Stock subject to the Section 3.2 Transfer Notice being purchased by the Investors pursuant to Section 3.2(b) or the Principal Stockholders pursuant to Section 3.2(d) shall be allocated to the Investors or the Principal Stockholders, as the case may be, who so exercise their rights (in the case of the Investors, the “Purchasing Investors” and, in the case of the Principal Stockholders, the “Purchasing Principal Stockholders”) based on such Purchasing Investors or such Purchasing Principal Stockholder’s Pro Rata Share (as defined herein) until the Purchasing Investors or the Purchasing Principal Stockholders, as the case may be, have subscribed for all of such shares of Capital Stock.  A “Purchasing Investor’s Pro Rata Share” of any allocation of shares of Capital Stock means the product obtained by multiplying (i) the aggregate number of shares of Capital Stock subject to such allocation and (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Purchasing Investor at the time of the Transferring Party’s notice under Section 3.2(a) and the denominator of which is the total number of shares of Capital Stock owned by all of the Purchasing Investors at such time.  A “Purchasing Principal Stockholder’s Pro Rata Share” of any allocation of shares of Capital Stock means the product obtained by multiplying (i) the aggregate number of shares of Capital Stock subject to such allocation and (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Purchasing Principal Stockholder at the time of the Company’s notice under Section 3.2(c) and the denominator of which is the total number of shares of Capital Stock owned by all of the Purchasing Principal Stockholders at such time.  For purposes of making any determination or calculation pursuant to this Section 3.2(e), but for such purposes only, as of any date of determination or calculation, all of the Capital Stock of the Company that is then convertible or exercisable into or exchangeable for Common Stock shall be deemed to have been so converted, exercised or exchanged in full as of such date of determination or calculation.

(f)            If the Investors, the Company and the Purchasing Principal Stockholders elect, either individually or collectively, to purchase all but not less than all of the shares of Capital Stock subject to the Section 3.2 Transfer Notice, the Transferring Party shall honor their elections to purchase and consummate the sale or sales of the shares of Capital Stock on terms set forth in the Section 3.2 Transfer Notice not more than 35 days after delivery of the Section 3.2 Transfer Notice, and at such time the Transferring Party shall deliver to the Investors, the Company or the appropriate Purchasing Principal Stockholders, as the case may be, the certificate(s) or instrument(s) representing the shares of Capital Stock to be purchased thereby, each certificate or instrument to be properly endorsed for transfer.  Any shares of Capital Stock so purchased by the Company shall thereupon cease to be issued and outstanding shares of the Company’s Capital Stock and shall resume the status of authorized but unissued shares.

(g)           If the Investors, the Company and the Purchasing Principal Stockholders do not elect, individually or collectively, to purchase all of the shares of Capital Stock subject to the Section 3.2 Transfer Notice, the Transferring Party may, subject to the tag-along rights contained in Section 3.3 hereof, consummate the Transfer of those remaining shares of Capital Stock that were not purchased by the Investors, the Company or the Purchasing Principal Stockholders to the Purchasers pursuant to the terms set forth in the Section 3.2 Transfer Notice, following such Purchasers’ execution of an agreement in form and substance reasonably acceptable to the Company and the Investors, through which the Purchasers join this Agreement and become bound by the obligations imposed upon the Transferring Party hereunder.

(h)           If the Investors, the Company and the Purchasing Principal Stockholders have elected, individually or collectively, to purchase all of the shares of Capital Stock subject of the Section 3.2 Transfer Notice but the Investors, the Company or the Purchasing Principal Stockholders do not consummate such purchase at the closings scheduled therefor (such party shall be deemed the “Defaulting Party”), the shares of Capital Stock that were to be purchased by the Defaulting Party shall again be subject to the rights of first refusal set forth in this Section 3.2 (other than with respect to the Defaulting Party).  If after re-offering such shares of Capital Stock to the Investors, the Company and the Principal Stockholders pursuant to this Section 3.2, the Investors, the Company or the Principal Stockholders have not elected to purchase such shares of Capital Stock, the Transferring Party may consummate the Transfer of such shares of Capital Stock to the Purchasers pursuant to the terms set forth in the Section 3.2 Transfer Notice following the Purchaser’s execution of an agreement in form and substance reasonably acceptable to the Company and the Investors through which the Purchasers join this Agreement and become bound by the obligations imposed upon the Transferring Party hereunder.

(i)            Any proposed Transfer to a Purchaser that is not consummated within 60 days after the expiration of the 15 day period specified in this Section 3.2 or any proposed Transfer on terms and conditions more favorable than those described in the Section 3.2 Transfer Notice shall again be subject to the rights of first refusal in this Section 3.2.

3.3                               Tag-Along Rights.

(a)           If, at any time after the Effective Date and after compliance with the terms and conditions set forth in Section 3.2 hereof (if applicable), a Principal Stockholder (a “Section 3.3 Transferor”) desires to Transfer its or his Capital Stock in one transaction or a series of transactions to any Person or Persons (a “Section 3.3 Transferee”), prior to any such Transfer, the Section 3.3 Transferor shall promptly (and in any event at least 20 business days prior to the closing date thereof), provide the Investors with written notice of the proposed Transfer (the “Section 3.3 Transfer Notice”) containing the following:

(i)            the name and address of the proposed Section 3.3 Transferee;

(ii)           the number and kind of shares of Capital Stock proposed to be Transferred by the Section 3.3 Transferor; and

(iii)          the purchase price and other terms and conditions of payment and the closing date for the proposed Transfer (including, when available, a copy of any purchase agreement related thereto).

(b)           If an Investor wishes to participate in such Transfer, such Investor shall notify the Section 3.3 Transferor and the Company by written notice (the “Tag-Along Notice”) on or before the expiration of 15 business days following receipt of the Section 3.3 Transfer Notice that such Investor desires to Transfer any or all of their shares of Capital Stock of the Company (as determined pursuant to the following sentence) on the same terms and conditions set forth in the Section 3.3 Transfer Notice.  The Tag-Along Notice shall specify the number of shares of such Capital Stock such Investor desires and is entitled (pursuant to this Section 3.3(b)) to Transfer (the “Tag-Along Amount”); for purposes of making any determination or calculation pursuant to this Section 3.3, but for such purposes only, as of any date of determination or calculation, all of the Capital Stock of the Company that is then convertible or exercisable into or exchangeable for Common Stock shall be deemed to have been so converted, exercised or exchanged in full as of such date of determination or calculation.  The maximum number of shares of such Capital Stock that an Investor shall be entitled to Transfer under this Section 3.3 shall be determined by multiplying the number of shares of such Capital Stock owned by such Investor at the time of delivery of the Section 3.3 Transfer Notice by a fraction, the numerator of which is the number of shares of Capital Stock proposed to be Transferred to the Section 3.3 Transferee by the Section 3.3 Transferor and the denominator of which is the number of shares of Capital Stock then owned by the Section 3.3 Transferor.  If an Investor does not provide the Section 3.3 Transferor with a Tag-Along Notice within the period specified above, the Section 3.3 Transferor shall be free to Transfer such Capital Stock to the Section 3.3 Transferee in the amount and on the same terms and conditions set forth in the Section 3.3 Transfer Notice, subject to Section 3.3(i) below.  If an Investor provides the Section 3.3 Transferor with a Tag-Along Notice within the period specified above, the Section 3.3 Transferor may not effect such Transfer unless the Section 3.3 Transferee shall have purchased the Tag-Along Amount or the Reduced Tag-Along Amount (as defined below) from such Investor on the same terms and conditions set forth in the Section 3.3 Transfer Notice.

(c)           If the sum (the “Aggregate Shares Offered”) of the number of shares of Capital Stock proposed to be Transferred to the Section 3.3 Transferee by the Section 3.3 Transferor and the Investors exceeds the number of shares of Capital Stock that such Section 3.3 Transferee is willing to purchase, then the Investors shall be obligated to Transfer a number of shares of Capital Stock or its equivalent (the “Reduced Tag-Along Amount”) equal to the product of the number of shares of Capital Stock which the Section 3.3 Transferee is willing to purchase and a fraction, the numerator of which is the Tag-Along Amount with respect to the Investors and the denominator of which is the Aggregate Shares Offered, and the Section 3.3 Transferor shall be obligated to Transfer a number of shares of Capital Stock equal to the number of shares of Capital Stock which the Section 3.3 Transferee is willing to purchase minus the Reduced Tag-Along Amount for the Investors.

(d)           For the avoidance of doubt, the tag-along rights contained in this Section 3.3 with respect to (i) any Transfer of Series A Preferred Stock shall only apply to the Investors who hold the Series A Preferred Stock in proportion to such Investor’s percentage ownership of all of the then outstanding shares of Series A Preferred Stock on an as-converted basis in Common Stock and (ii) any Transfer of Common Stock shall only apply to the Investors who hold the Common Stock in proportion to such Investor’s percentage ownership of all of the then outstanding shares of Common Stock.

(e)           Any indemnity provided by the Investors to the Section 3.3 Transferee in a purchase agreement relating to such Transfer will only relate to the shares of Capital Stock Transferred by him or it.  Any indemnity provided to the  Section 3.3 Transferee by the Section 3.3 Transferor will only relate to the shares of Capital Stock Transferred by him or it.

(f)            The Section 3.3 Transferor and the Investors shall be required to bear their pro rata share, based on the number of shares of Capital Stock included in such Transfer, of the expenses of the transaction including, without limitation, legal, accounting and investment banking fees and expenses.

(g)           The Company shall, upon request by the Investors, issue to the Investors one or more stock certificates registered in the names and in the denominations (aggregating in a number equal to the original denomination) requested by the Investors, to facilitate any partial sale of shares of any Capital Stock pursuant to this Section 3.3.

(h)           To the extent that any prospective Section 3.3 Transferee is unwilling or otherwise refuses to purchase Capital Stock from the Investors, the Section 3.3 Transferor shall not Transfer to such prospective Section 3.3 Transferee any Capital Stock, unless and until, simultaneously with such Transfer, the Section 3.3 Transferee shall purchase such Capital Stock from the Investors on the same terms and conditions specified in the Section 3.3 Transfer Notice.

(i)            Subject to the rights of the Investors, if they have so elected, to participate in the Transfer of Capital Stock as provided in this Section 3.3, the Section 3.3 Transferor may, not later than 45 days following delivery to the Investors of the Section 3.3 Transfer Notice, conclude a Transfer of Capital Stock covered by the Section 3.3 Transfer Notice on the terms and conditions described in the Section 3.3 Transfer Notice.  Any proposed Transfer on terms and conditions more favorable to the Section 3.3 Transferee than those described in the Section 3.3 Transfer Notice, as well as any proposed Transfer of any Capital Stock by the Section 3.3 Transferor more than 45 days following delivery to the Investors of the Section 3.3 Transfer Notice, shall again be subject to the tag-along rights of the Investors and shall require compliance by the Section 3.3 Transferor with the procedures described in this Section 3.3.

(j)            The exercise or non-exercise of the rights of the Investors under this Section 3.3 to participate in one or more Transfers of Capital Stock shall not adversely affect their right to participate in subsequent Transfers of Capital Stock pursuant to this Section 3.3.

(k)           The provisions of this Section 3.3 shall be subject in all respects to the provisions of Sections 3.1 and 3.2 hereof.

3.4          Drag-Along Right.

(a)           In the event that holders of more than two-thirds (2/3) of the then outstanding shares of Common Stock and a majority of the members of the Board of Directors of the Company approve the sale of the Company and in connection therewith the Board determines in good faith and in a commercially reasonable manner that the sale is in the best interests of the Company and its stockholders (an “Approved Transfer”), the Stockholders will consent to and raise no objections to the Approved Transfer of the Company and (i) if the Approved Transfer of the Company is structured as a sale of stock, the Stockholders will agree to sell all of their Capital Stock in the Company on the terms and conditions approved by the Board of Directors with respect to all holders of Capital Stock, (ii) if the Approved Transfer of the Company is structured as a merger, consolidation or other reorganization, the Stockholders will vote in favor thereof and will not exercise any dissenters’ rights of appraisal it may have under the laws of the State of Nevada, and (iii) if the Approved Transfer of the Company is structured as a sale of all or substantially all of the assets of the Company, the Stockholders will vote in favor thereof.  The

Stockholders will use their reasonable best efforts to cooperate in the Approved Transfer of the Company and will take all necessary and desirable actions in connection with the consummation of the Approved Transfer of the Company as are reasonably requested by the Board of Directors, including, but not limited to, the provision of reasonable and customary representations and warranties in relation to the Stockholders’ Capital Stock in the Company; provided, however, that the Stockholders shall not be required to incur any out-of-pocket expenses in connection with such Approved Transfer of the Company which are not reimbursed by the Company; and provided further that the Stockholders shall not be required to provide more onerous representations, warranties or indemnification than any other Stockholder.

(b)           Not less than thirty (30) days prior to the date proposed for the closing of any Approved Transfer, the Company shall give written notice to the Stockholders, setting forth in reasonable detail the name or names of the purchaser, the terms and conditions of the Approved Transfer, including the purchase price, and the proposed closing date.

(c)           The obligations of the Stockholders with respect to the Approved Transfer of the Company are also subject to the condition that upon the consummation of the Approved Transfer of the Company, all of the holders of Capital Stock of the Company will have the right to receive the same form and amount of consideration for their shares of Capital Stock as all other holders of the same classes.

3.5          Preemptive Rights.

(a)           In the event that the Company intends to consummate any Equity Issuance, the Company shall provide each of the Investors with a right of first refusal to purchase its or his pro rata portion of such Capital Stock, on the terms and conditions offered by the Company.  For purposes of this Section 3.5, each of the Investor’s pro rata portion is equal to the ratio of (a) the number of shares of Capital Stock held by it or him immediately prior to such issuance to (b) the aggregate number of shares of Capital Stock held by all of the Investors immediately prior to such issuance.  For purposes of making any determination or calculation pursuant to this Section 3.5(a), but for such purposes only, as of any date of determination or calculation, all of the Capital Stock of the Company that is then convertible or exercisable into or exchangeable for Common Stock shall be deemed to have been so converted, exercised or exchanged in full as of such date of determination or calculation.

(b)           The Company shall provide each Investor not less than 30 days prior written notice (the “Offer Notice”) of such Equity Issuance, together with the details and terms of such intended transaction.  Each Investor shall respond to the Company within 10 days of receiving the Offer Notice notifying the Company whether or not it or he desires to purchase in such Equity Issuance, and stating the number of shares of such Capital Stock it or he desires to purchase.

(c)            In the event that the Investors fail to exercise the right of first refusal for all of the Capital Stock offered in the Equity Issuance within the applicable time period, then, with respect to the issuance of such unsubscribed shares of the Capital Stock, the rights of the Investors under this Section 3.5 shall expire and the Company shall have 90 days thereafter to sell such Capital Stock at a price and upon general terms not more favorable to the purchasers thereof than specified in the Offer Notice.  In the event that the Company has not sold such Capital Stock within such 90 day period, then the Company shall not thereafter issue or sell any such Capital Stock without again first offering them to the Investors pursuant to this Section 3.5.

(d)           For the avoidance of doubt, and notwithstanding anything contained herein to the contrary, to the extent a subsidiary of the Company is engaging in an Equity Issuance, each reference to the Company in this Section 3.5 shall be deemed to include such subsidiary, and the Company shall cause such subsidiary to comply with the provisions of this Section 3.5 as if it were the Company hereunder.

3.6          Protective Provisions.  The Company shall not, without the affirmative vote or consent of the holders of more than seventy-five percent (75%) of all of the then outstanding shares of Series A Preferred Stock and if there are no Series A Preferred Stock outstanding, seventy-five percent (75%) of the Common Stock (for purposes of making any determination or calculation pursuant to this Section 3.6, but for such purposes only, as of any date of determination or calculation, all of the Capital Stock of the Company that is then convertible or exercisable into or exchangeable for Common Stock shall be deemed to have been so converted, exercised or exchanged in full as of such date of determination or calculation), voting separately as a class, (i) declare, pay dividends or make any other distribution to holders of shares of Capital Stock or redeem or repurchase or otherwise acquire any shares of Capital Stock, other than as required by law or by agreements in existence on the date hereof with employees or consultants of the Company requiring or permitting the redemption or repurchase of shares of Capital Stock; (ii) amend or repeal any provision of, or add any provision to, the Company’s articles of incorporation, bylaws, or any certificate of designations or file any certificate of designations, preferences, limitations and relative rights of any series of preferred stock other than as contemplated by the Purchase Agreement; (iii) increase the number of shares to be reserved for issuance under any compensation plan of the Company; (iv) make any loan or enter into any agreements, arrangements or other continuing transactions between (a) the Company or any subsidiary on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any of its subsidiaries, or any person owning any capital stock of the Company or any subsidiary or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder; (v) voluntarily file for bankruptcy, liquidate the Company’s assets or make an assignment for the benefit of the Company’s creditors; (vi) incur, assume or guarantee any indebtedness for borrowed money; (vii) issue or purchase any equity or debt securities; (viii) enter into any merger, reorganization, consolidation or sale of substantially all of the assets of the Company with another corporation or other entity or other acquisition of the Company; (ix) substantially alter or change the Company’s business; (x) create any subsidiary of the Company; (x) alter or change in any way the compensation of the Company’s senior management; and (xi) increase or decrease the size of the Company’s Board of Directors other than as provided in this Agreement.

3.7          Legends on Stock.

(a)           Each Capital Stock certificate of the Company owned by a Principal Stockholder, an Investor or any Transferee of a Principal Stockholder or an Investor that becomes a party hereto shall bear the following legend on the face thereof (or a substantively equivalent legend):

“THIS CERTIFICATE IS ISSUED SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS AGREEMENT DATED AS OF JUNE    , 2007, AND NEITHER THIS CERTIFICATE NOR THE SHARES REPRESENTED BY IT ARE ASSIGNABLE OR OTHERWISE TRANSFERABLE, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(b)           In addition, each Capital Stock certificate of the Company owned by a Principal Stockholder, an Investor or any Transferee of a Principal Stockholder or an Investor that becomes a party hereto shall also bear the following legend on the face thereof (or a substantively equivalent legend):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE.  THESE SECURITIES ARE RESTRICTED SECURITIES AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT AND MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (A) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, (B) IN COMPLIANCE WITH RULE 144 AND AN EXEMPTION UNDER APPLICABLE STATE SECURITIES LAWS, OR (C) PURSUANT TO AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED.”

(c)           Any certificate issued at any time in exchange or substitution for any certificate bearing the legend set forth in (a) and/or (b) above (except a new certificate issued upon completion of a public distribution under a registration statement of the Capital Stock represented thereby shall be required) shall also bear such legend unless, with respect to the legend set forth in (b) above, in the opinion of counsel for the holder of such Capital Stock (which counsel shall be reasonably satisfactory to the Company), the Capital Stock represented thereby is not, at such time, required by law to bear such legend.

(d)           The Company agrees that it will not Transfer on its books any certificate for its Capital Stock in violation of the provisions of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1          Representations and Warranties of the Stockholders.  Each of the Stockholders severally represents and warrants to the other Stockholders and the Company that:

(a)           Such Stockholder has all requisite power and capacity to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Stockholder, has been effectively authorized by all necessary action and constitutes the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforceability may be subject to the application of general equitable principles and to bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally.

(b)           The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with (x) any agreement, indenture or other instrument to which such Stockholder is a party or by which such Stockholder is bound, (y) any judgment, decree, order or award of any court, governmental body, Governmental Authority or arbitrator by which such Stockholder is bound or (z) any Requirement of Law applicable to such Stockholder.

(c)           There are no consents, approvals, authorizations or other requirements prescribed by any agreement, indenture or instrument or any applicable Requirement of Law that must be obtained or satisfied in connection with such Stockholder’s execution, delivery and performance of this Agreement.

(d)           There is no suit, action or proceeding pending or, to such Stockholder’s knowledge, threatened against such Stockholder that questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or therewith or in connection with any of the transactions contemplated hereby or thereby or that seeks to enjoin the consummation thereof.

(e)           As of the Effective Date, each Stockholder owns all right, title and interest in and to the number of shares of Series A Preferred Stock, Common Stock and the number of options or warrants exercisable into, and other securities convertible or exercisable into or exchangeable for, Common Stock, respectively, specified with respect to such Stockholder on Schedule I attached hereto, free and clear of all liens, claims, rights (including but not limited to preemptive or similar rights), taxes and encumbrances of any type or nature, and such shares, options, warrants and securities, as of the Effective Date, represent in the aggregate the percentage ownership of all of the Capital Stock of the Company on a fully diluted basis (assuming, for this purpose only, that all Capital Stock of the Company that is convertible or exercisable into or exchangeable for Common Stock has been so converted, exercised or exchanged in full as of the Effective Date) as specified with respect to such Stockholder on Schedule I.  As of the Effective Date, no shares of Capital Stock of the Company are owned by such Stockholder other than as specified on Schedule I with respect to such Stockholder.

ARTICLE V

COVENANTS AND AGREEMENTS OF THE COMPANY; OTHER MATTERS

5.1          Affirmative Covenants and Agreements of the Company.  The Company covenants and agrees that:

5.1.1       Information.  The Company shall deliver to the Investors:

(a)           as soon as available and in any event within 90 days after the end of each Fiscal Year of the Company, an audited balance sheet of the Company and, to the extent there are any, its subsidiaries, as of the end of such Fiscal Year and the related statements of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year;

(b)           as soon as available and in any event within 45 days after the end of each fiscal quarter of each Fiscal Year of the Company, a balance sheet of the Company and, to the extent there are any, its subsidiaries, as of the end of such fiscal quarter and related statements of income for such quarter and for the portion of the Company’s Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter and the corresponding portion of the Company’s previous Fiscal Year;

(c)           to the extent available, as soon as available and in any event within 30 days after the end of each calendar month, (i) a profit and loss statement and operating report relating to the operations of the Company for such calendar month and (ii) a balance sheet of the Company and, to the extent there are any, its subsidiaries, as of the end of such calendar month and related statements of income for such calendar month;

(d)           as soon as available and in any event within thirty (30) days prior to the end of each Fiscal Year, a comprehensive operating budget forecasting the Company’s financial position on a month-to-month basis for the upcoming Fiscal Year; and

(e) to the extent available, such budgets, forecasts, projections and other information respecting the business of the Company as the Investors may from time to time reasonably request.

All financial reports and other information of the Company delivered to the Investors  pursuant to this Agreement shall be stated in United States dollars and, with respect to annual and quarterly financial statements, prepared in accordance with GAAP, except that the financial statements may not include notes which may otherwise be required by GAAP and except that such quarterly financial statements may not include notes in accordance with GAAP and are subject to normal year-end audit adjustments.

5.1.2       Inspection of Property, Books and Records.  The Company shall, and shall cause each of its subsidiaries (to the extent there are any) to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its respective business and activities and shall, upon reasonable notice and during normal business hours, permit representatives of an Investor, at such Investor’s expense, to visit and inspect any of its or its subsidiaries’ (to the extent there are any) properties, to examine and make abstracts from any of its or its subsidiaries’ (to the extent there are any) books and records and to discuss its or any of its subsidiaries’ (to the extent there are any) affairs, finances and accounts with its or, to the extent there are any, its Subsidiaries’ officers, employees and independent public accountants.

ARTICLE VI

EFFECTIVE DATE; TERM; TERMINATION

6.1          Effective Date.  This Agreement shall become effective on the Effective Date.

6.2          Term.  The obligations of each party hereunder shall remain binding upon such party until such time as:

(a)               this Agreement has terminated pursuant to Section 6.3 hereof; or

(b)               such party has Transferred all of its Capital Stock in the Company in accordance with the terms of this Agreement and is in compliance with its obligations, covenants and agreements under this Agreement.

6.3          Termination.  Except as otherwise expressly provided herein, this Agreement shall terminate and all rights and obligations hereunder shall cease, upon the first to occur of any of the following events:

(i)            the consummation of a liquidation, dissolution, or winding up of the Company in accordance with the Certificate of Designation; or

(ii)           the written agreement of each of the parties hereto to such termination.

ARTICLE VII

MISCELLANEOUS

7.1          Entire Agreement.  This Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, among the parties (or any of them) with respect thereto.

7.2          Amendments; No Waivers.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.  Notwithstanding the foregoing to the contrary, the Company may update Schedule I hereto to reflect permissible issuances of Capital Stock or Transfers of Capital Stock consistent with this Agreement.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or otherwise.

7.3          Notices.  All notices, requests and other communications to any party hereunder shall be in writing by nationally recognized overnight mail carrier, certified mail, return receipt requested or facsimile and shall be given,

(i)	if to the Company or any Principal Stockholder

Nascent Wine Company, Inc.
2355 Paseo de las Americas
San Diego, California 92154
Attention: Chief Executive Officer
Tel. No.: (619) 661-0458
Fax No.: (619) 661-9735

with a copy to:

The Law Offices of Gary A. Agron
5445 DTC Parkway, Suite 520
Greenwood Village, CO 80111
Attention: Gary A. Agron
Tel No.: (303) 770-7254
Fax No.: (303) 770-7257

(ii)	if to any Investor:

At the address of such Investor set forth in the Purchase Agreement.

with a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Howard T. Spilko
Christopher S. Auguste
Tel No.: (212) 715-9100
Fax No.: (212) 715-8000

Any party may designate a different notice address, contact person, telephone number or facsimile number with respect to such party by providing a notice describing such changes to each other party hereto in accordance with the provisions of this Section 7.3.  Any notice sent by nationally recognized overnight mail carrier shall be deemed to be delivered to the address shown on the mailing receipt on the expected date of delivery upon proper evidence of mailing for purposes of this Section 7.3.  Any notice sent by certified mail, return receipt requested, shall be deemed to be delivered five business days after mailing.  Any notice sent by facsimile shall be deemed delivered as of the open of business on the business day following the date on which sent provided the sender receives written confirmation of transmission and provided that within 24 hours such notice is also sent by regular mail to the appropriate address specified above.

7.4        Execution in Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

7.5        Binding Effect; Assignment.

(a)           The rights and obligations of the parties under this Agreement may not be assigned or otherwise transferred to any other Person, except (i) with the prior written consent of the other parties hereto or (ii) in connection with a Transfer of Capital Stock of the Company by a Stockholder made in compliance with all of the provisions of this Agreement.

(b)           This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, executors, successors and permitted assigns.  Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

7.6          Governing Law; Jurisdiction. This Agreement, together with any dispute arising under this Agreement, shall be governed by, construed, applied and enforced in accordance with the laws of the State of New York, except that no doctrine of choice of law shall be used to apply any law other than that of New York, and no defense, counterclaim or right of set-off given or allowed by the laws of any other state or jurisdiction, or arising out of the enactment, modification or repeal of any law, regulation, ordinance or decree of any foreign jurisdiction, shall be interposed in any action hereon or thereon; provided, however, that to the extent that this Agreement relates to the internal affairs of the Company, such internal affairs shall be governed by and construed and enforced in accordance with the Nevada Revised Statutes.  The parties hereby agree that venue for any dispute arising under this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby will lie exclusively in the state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of New York.  The parties hereto consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 7.6 shall affect or limit any right to serve process in any other manner permitted by law.

7.7        Further Assurances. Each of the parties hereto shall execute and deliver such documents, instruments and agreements and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby, and each of the parties hereto shall cooperate with each other in connection with the foregoing.

7.8        Specific Performance  Each party acknowledges that irreparable damage would occur to the other parties hereto in the event that any of the provisions of this Agreement were not performed by such party in accordance with their specific terms or were otherwise breached by such party and that money damages would not provide an adequate remedy to the non-breaching parties.  It is accordingly agreed that the non-breaching parties hereto shall be entitled to an injunction and other equitable remedies to prevent breaches by the breaching party of this Agreement and to enforce specifically the terms and provisions hereof or thereof in any court of the United States or any state thereof or any other court having jurisdiction, this being in addition to any other remedy to which such non-breaching parties may be entitled at law or in equity or otherwise.

7.9        Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

7.10      Captions.  The captions used herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

7.11        Costs and Expenses.  The Company shall bear the fees, costs and expenses incurred by such party in the preparation, negotiation, execution and delivery of this Agreement, except as otherwise specified in the Purchase Agreement; provided, however, that the Company shall bear the reasonable fees, costs and expenses incurred by the Principal Stockholders and the Investors.

7.12        WAIVER OF TRIAL BY JURY. TO THE EXTENT THEY MAY LEGALLY DO SO, THE PARTIES HERETO EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  TO THE EXTENT THEY MAY LEGALLY DO SO, THE PARTIES HERETO AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

7.13      Publicity.  The parties agree that no public release or announcement concerning this Agreement or any of the Transaction Documents or the transactions contemplated hereby or thereby shall be made without advance review and approval by the Company and the Investors, except as otherwise required by applicable law.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or caused this Agreement to be duly executed by their respective officers or representatives thereunto duly authorized as of the day and year first written above.

NASCENT WINE COMPANY, INC.

By:
Name:
Title:

PRINCIPAL STOCKHOLDERS:

SANDRO PIANCONE

PIANCONE FAMILY TRUST SANDRO AND KIMBERLY PIANCONE TRUSTEES

By:
Name:
Title:

VICTOR PETRONE

INVESTOR:

By:
Name:
Title:

SCHEDULE I

STOCKHOLDERS’

OWNERSHIP OF CAPITAL STOCK

Name of Stockholder	No. of Shares of Common Stock Owned	Percentage Ownership of all of the Company’s Common Stock	No. of Shares of Series A Preferred Stock Owned	Percentage Ownership of all of the Company’s Series A Preferred Stock
Sandro Piancone	1,177,511		0

Piancone Family Trust Sandro and Kimberly Piancone Trustees	13,026,613		0

Victor Petrone	2,106,969		0